EXHIBIT 99.1

AMERICAN RIVER BANKSHARES ANNOUNCES COMPLETION OF MERGER WITH BANK OF AMADOR


Sacramento, CA - December 6, 2004 -American River Bankshares (Nasdaq:AMRB), parent Company of American River Bank, announced today that its merger with Bank of Amador was completed on December 3, 2004. Bank of Amador shareholders will receive 0.5394 shares of American River Bankshares common stock in addition to cash in the amount of $6.825, subject to adjustments as set forth in the merger agreement, for each share of Bank of Amador common stock.

Effective December 4, 2004, Bank of Amador will operate as Bank of Amador, a division of American River Bank and will retain its leadership with Larry Standing, the President and Chief Executive Officer of Bank of Amador for the past 21 years, being named the President of Bank of Amador, a division of American River Bank, and who, along with Richard P. Vinson, the most recent Chairman of Bank of Amador, will join the Board of Directors of American River Bank. The three offices of Bank of Amador in Ione, Pioneer, and Jackson will be known as Bank of Amador, a division of American River Bank.

David Taber, President and Chief Executive Officer of American River Bankshares, stated: "We are excited that they chose to partner up with us. Bank of Amador has been a top performing community bank for the past 21 years. I am pleased that Larry Standing will continue to lead his team and be a part of the American River Bankshares family."

American River Bankshares is a financial services company with consolidated assets, following the acquisition of Bank of Amador, of approximately $575,000,000. American River Bankshares is the parent Company of American River Bank, a community business bank, which operates five full-service banking offices as American River Bank in Sacramento and Placer Counties, three full-service banking offices as North Coast Bank, a division of American River Bank in Sonoma County, and three full-service banking offices as Bank of Amador, a division of American River Bank in Amador County. American River Bank and North Coast Bank are known for providing innovative financial solutions to their clients focusing on business relationships and real estate loans, while Bank of Amador is known for providing residential construction loans throughout Northern California. American River Bankshares is headquartered in Sacramento. For more information visit www.amrb.com and related websites: www.americanriverbank.net, www.northcoastbank.com, and www.bankofamador.com.

FORWARD-LOOKING INFORMATION

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes

Page 4 of 5 Pages
in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2003, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.

Page 5 of 5 Pages